Exhibit 99.1

Kathleen S. Dvorak

Senior Vice President and

Chief Financial Officer

or

Randall W. Larrimore

President and

Chief Executive Officer

United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
FIRST-QUARTER RESULTS
AND SIGNIFICANT WORKING CAPITAL IMPROVEMENTS

                DES PLAINES, Ill., Apr. 23, 2002 — United Stationers Inc. (NASDAQ: USTR) reported net sales for the first quarter ended March 31, 2002 of $948 million, down 10.5%, compared with sales of $1.1 billion for the first three months of 2001.  After adjusting for one fewer selling day in the most recent quarter, sales were down 9.1%.  Net income for the first quarter of 2002 was $24.2 million, up 11.7%, from $21.6 million in the comparable prior-year quarter.  Earnings per share were $0.70 for the quarter, up 9.4%, compared with $0.64 in the first quarter of 2001.  Excluding a pre-tax restructuring charge reversal (representing a portion of the restructuring accrual recorded in the third quarter of 2001) of $2.4 million, or $0.04 per share, earnings per share would have been $0.66, up 3.1%.  In addition, the 2002 results include an after-tax benefit of approximately $1.3 million, or $0.04 per share, from the elimination of goodwill amortization in accordance with the new accounting standard that went into effect this quarter.

                For the trailing 12 months, working capital reductions (including the securitization financing) generated $113 million of cash (excluding the effects of the restructuring accrual).  Cash from operations and working capital exceeded $235 million on a trailing 12-month basis.

Lower Sales Volume Affects Margins; Expenses Decline

                Randall W. Larrimore, president and chief executive officer, said, “Lower sales were primarily the result of the integration of the U.S. Office Products business into the Corporate Express business model, and the sales of our Positive ID division and CallCenter Services.  These accounted for approximately 7.6% of the 9.1% decline.  We continued to experience weakness in all product categories and in all operating zones, resulting from softness in the overall economy.”

                “In recent years, our product mix has continued to shift to a higher percentage of lower-margin computer consumables.  Our current decline in gross margin reflects this mix shift, as well as a lower level of volume allowances earned due to reduced purchases from our manufacturers.  In addition, we are experiencing a shift within each of our product categories toward consumable items and away from higher-margin discretionary purchases.  This is indicative of the weak economy as consumers tend to be more conservative in their spending and delay discretionary purchases during challenging business conditions,” explained Larrimore.

                “We are successfully lowering our cost structure through our restructuring efforts and day-to-day operational efficiencies and productivity improvements.  Operating expenses for the first quarter of 2002 declined to $101 million, or 10.7% of sales, compared with $120 million, or 11.3% of sales, for the first quarter of last year.  Operating expenses were affected by the restructuring charge reversal and restructuring implementation costs, as well as elimination of goodwill amortization,” Larrimore added.

Significant Improvements in Working Capital and Free Cash Flow

                The company generated nearly $180 million in free cash flow (excluding the effects of the restructuring accrual) during the trailing 12 months.  Sources of cash were $130 million from operations, including $39 million in depreciation and amortization, and $113 million in working capital reductions.  The working capital amount includes receivables sold under the company’s securitization program.  Cash consumed for the trailing 12 months was $21 million in net capital expenditures and $42 million in scheduled debt repayments.  On the same basis, free cash flow for the quarter was approximately $80 million.

                “Our strong cash flow resulted in a $237 million reduction in debt and securitization financing during the last 12 months,” said Larrimore.  “Debt-to-total capitalization (including the securitization financing) is 34% compared with 52% a year ago.  Due to our strong cash flow, we had $20 million of receivables outstanding under our securitization program at the end of the first quarter, versus $152 million a year ago,” said Larrimore.

                “We are very proud of our improved working capital efficiency and strong cash flow.  Our strong balance sheet positions us to continue repurchasing our stock.  We currently have remaining authorization to purchase $15 million and are pursuing approval to increase this authorization,” Larrimore continued.

Capital Spending Remains Low

                Net capital spending, including capitalized software costs, for the first quarter of 2002 were $5.4 million versus $13.5 million last year.  The company anticipates that its 2002 capital spending will be approximately $35 million, including $17 million in restructuring-related capital spending.

Restructuring Initiatives Lower Cost Structure

                As previously announced, the company’s restructuring plan includes lowering The Order People’s expense base, as well as a workforce reduction and infrastructure rationalization.  During the quarter, the company divested the remaining portion of CallCenter Services. Losses before interest and taxes for The Order People were $1.6 million in the quarter.  The Order People is expected to approach breakeven later in the year as its cost base has now been lowered significantly.

                Larrimore said, “During the first quarter, we realized approximately $5 million in pre-tax cost savings from the restructuring.  Looking forward, we expect these savings to total $25 million in 2002 and about $40 million annually in subsequent years.  Costs to implement the restructuring plan totaled $1.8 million in the first quarter.  The remaining implementation costs, which will be expensed as incurred during the next few quarters, should range between $3 million and $4 million.”

                “In addition, during the quarter, we reversed $2.4 million of the $47.6 million restructuring charge recorded in the third quarter of last year,” he added.  “This reversal related primarily to a higher-than-anticipated recovery on the agreed sale of certain assets.”

                “A major milestone in the restructuring occurred two weeks ago when we successfully modified our information technology systems for the Azerty integration.  This allowed us to close one of the four dedicated Azerty distribution facilities in the U.S.  Over the next few weeks we will close the three remaining facilities and begin integrating certain administrative functions.  Also during the quarter, we completed the consolidation of our two facilities in Memphis.  The remaining facility in Memphis will serve as a mega-center supporting the Supply Division, Lagasse, Azerty and The Order People,” continued Larrimore.

Well-Positioned for Operating Leverage

                “While disappointed with sales and earnings, I am pleased with our operational and working capital performance in this difficult business environment.  Sales remain challenging and are down approximately 8% in April.  In the face of this situation, we are actively managing the controllable aspects of our business.  Our working capital efficiency has improved dramatically, and we are successfully driving costs out of the business.  As a result, we look forward to an economic recovery, which should allow us to benefit from improved operating leverage, “ concluded Larrimore.

Conference Call

United Stationers will host a conference call on Wednesday, April 24, at 9:00 a.m. Central Time to discuss its first-quarter results. To participate, callers within the U.S. and Canada should dial 888-662-9709, and international callers should dial 773-756-0629 about 10 minutes before the presentation.  The passcode is “United Stationers First Quarter Results.”  To listen to the Webcast via the Internet, participants should visit the investor relations section of the company’s Web site at www.unitedstationers.com at least 15 minutes prior to the event’s broadcast.   Following the instructions provided will assure that the necessary audio application is downloaded and installed.  Windows Media Player is required to listen to the Webcast.  This program can be obtained at no charge to the user.  In addition, interested parties can access an archived version of the call, which also will be located on the investor relations section of the United Stationers’ Web site, shortly after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature.  These forward-looking statements, which are based on current management expectations, forecasts and assumptions, involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  Such risks and uncertainties include, but are not limited to, uncertainties relating to: the company’s restructuring plan, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives and the timing of any such savings; the company’s ability to streamline its organization and operations, successfully integrate the Azerty business and other acquired businesses and implement general cost-reduction initiatives, including timely reduction of expenses associated with The Order People; the company’s reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company based on inventory purchase volume and the company’s ability to predict and manage the impact of the same on its gross margin; the company’s ability to anticipate and respond to changes in end-user demand; competitive activity and the resulting impact on product offerings and mix;  pricing and customer rebates and margin; reliance on key management personnel; and economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please refer to the reports filed by the company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking information contained in this news release.  The forward-looking information in this news release is given as of this date only, and the company undertakes no obligation to revise or update this information.

Company Overview

United Stationers Inc., with sales of approximately $4.0 billion, is North America’s largest distributor of business products and a provider of marketing and logistics services to resellers.  Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers.  United is able to ship products within 24 hours of order placement because of its 36 United Stationers Supply Co. regional distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, two distribution centers that serve the Canadian marketplace and a mega-distribution center shared by its business units.  Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

                The company’s common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,

	2002	2001

Net sales	$948,092	$1,059,842

Cost of goods sold	803,656	893,719

Gross profit	144,436	166,123

Operating expenses:
Warehousing, marketing and administrative expenses	103,414	118,353
Goodwill amortization	—	1,389
Restructuring charge reversal	(2,425)	—
Total operating expenses	100,989	119,742

Income from operations	43,447	46,381

Interest expense, net	4,422	8,055

Other expense, net	381	2,484

Income before income taxes	38,644	35,842

Income taxes	14,492	14,229

Net income	$24,152	$21,613

Net income per share — assuming dilution	$0.70	$0.64

Average number of common shares —
assuming dilution (in thousands)	34,411	33,600

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

(unaudited)

	March 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$14,490	$31,225
Accounts receivable, net*	399,222	303,591
Inventories	503,112	635,129
Other current assets	26,442	23,264
Total current assets	943,266	993,209

Property, plant and equipment, net	185,164	195,906
Goodwill, net	180,029	195,156
Other	23,866	22,205
Total assets	$1,332,325	$1,406,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$305,362	$363,762
Accrued liabilities	143,178	129,390
Current maturities of long-term debt	55,075	42,287
Total current liabilities	503,615	535,439

Deferred income taxes	18,909	23,141
Long-term debt	217,966	336,080
Other long-term liabilities	24,684	17,345
Total liabilities	765,174	912,005

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2002 and 37,213,207 in 2001	3,722	3,721
Additional paid-in capital	308,807	299,397
Treasury stock, at cost — 3,431,898 shares in 2002 and 3,918,558 in 2001	(66,937)	(70,689)
Retained earnings	321,559	262,042
Total stockholders’ equity	567,151	494,471
Total liabilities and stockholders’ equity	$1,332,325	$1,406,476

*Reflects the sale of $20 million and $152 million in 2002 and 2001, respectively, of certain trade accounts receivable through an asset-backed securitization program.